Exhibit 10.10
EMPLOYEE FORM
STOCK OPTION AGREEMENT
FOR NON–U.S. EMPLOYEES
     THIS STOCK OPTION AGREEMENT (this “Agreement”) is made and entered into as of ______, 2008, between Generations Holding, Inc., a Delaware corporation (the “Company”), and _________(“Employee”).
     The Company and Employee desire to enter into this Agreement whereby the Company will grant Employee the options specified herein to acquire certain shares of the Company’s Common Stock. Defined terms used in this Agreement without definition will have the meanings ascribed thereto in the Company’s 2008 Stock Purchase and Option Plan (the “Plan”), a copy of which is attached hereto as Exhibit A. In the event a provision of this Agreement is inconsistent or conflicts with the provisions of the Plan, the provisions of the Plan will govern and prevail.
     The parties hereto agree as follows:
     1. Plan Acknowledgment. Each of the undersigned agree that this Agreement has been executed and delivered, and the stock options have been granted hereunder, in connection with and as a part of the incentive arrangements between the Company and Employee and, except as otherwise specified herein, pursuant to each of the terms and conditions of the Plan.
     2. Option.
          (a) Option Grant. The Company hereby grants to Employee, pursuant to the Plan, an option (the “Option”) to purchase up to ______ shares of Common Stock, at an exercise price per share of $______(the “Option Price”). The Option Price and the number of Option Shares issuable upon exercise of the Option will be equitably adjusted for any share split, share dividend, reclassification or recapitalization of the Common Stock which occurs subsequent to the date of this Agreement. The Option will expire on the close of business on the tenth anniversary of the date of this Agreement, subject to earlier expiration in connection with the termination of Employee’s employment with the Company or any of its Subsidiaries, as provided in Section 2(c) below.
          (b) Exercisability. On each date set forth below, the Option described in Section 2(a) above will have vested and become exercisable with respect to the cumulative percentage of Option Shares set forth opposite such date if Employee is, and has continuously been, employed by the Company or any of its Subsidiaries from the date of this Agreement through such date. For purpose of this Agreement, “Vesting Commencement Date” means ______, 2008.

Cumulative Percentage
of Option Shares
Date	Vested
First Anniversary of Vesting Commencement Date	25%
Second Anniversary of Vesting Commencement Date	50%
Third Anniversary of Vesting Commencement Date	75%
Fourth Anniversary of Vesting Commencement Date	100%
; provided that if Employee’s Employment Termination Date occurs at any time after the first anniversary of the Vesting Commencement Date and prior to the fourth anniversary of the Vesting Commencement Date, the cumulative percentage of Option Shares to become vested shall be determined on a pro rata basis according to the number of calendar months elapsed since the prior annual vesting date.
          (c) Early Expiration of Option. Notwithstanding any provision herein to the contrary, any portion of the Option granted hereunder that has not vested and become exercisable prior to the Employment Termination Date will expire on the Employment Termination Date and may not be exercised under any circumstance. Any portion of the Option granted hereunder which has vested and become exercisable prior to the Employment Termination Date will expire on the earlier to occur of (i) ninety (90) days after the Employment Termination Date and (ii) the close of business on the tenth anniversary of the date of this Agreement.
          (d) Procedure for Exercise. At any time after all or any portion of the Options granted hereunder have become exercisable with respect to any Option Shares and prior to the close of business on the tenth anniversary of the date of this Agreement, Employee may exercise all or any portion of the Option granted hereunder with respect to Option Shares vested pursuant to Section 2(b) above by delivering written notice of exercise to the Company, together with (i) a written acknowledgment that Employee has read and has been afforded an opportunity to ask questions of management of the Company regarding all financial and other information provided to Employee regarding the Company and its Subsidiaries, (ii) payment in full by delivery of a cashier’s, personal or certified check or wire transfer of immediately available funds to the Company in the amount equal to the number of Option Shares to be acquired multiplied by the option exercise price, and (iii) executed joinders to that certain Stockholders Agreement, dated as of December 5, 2007, by and among the Company and its stockholders and that certain Registration Rights Agreement, dated as of December 5, 2007, by and among the Company and its stockholders. As a condition to any exercise of the Option, Employee will permit the Company to deliver to him or her all financial and other information regarding the Company and its Subsidiaries which it believes is necessary to enable Employee to make an informed investment decision.
          (e) Securities Laws Restrictions. Employee represents that when Employee exercises any portion of the Option he or she will be purchasing the Option Shares represented thereby for Employee’s own account and not on behalf of others. Employee understands and acknowledges that U.S. federal, state and foreign securities laws govern and restrict Employee’s right to offer, sell or otherwise dispose of any Option Shares unless Employee’s offer, sale or other disposition thereof is registered under the Securities Act and federal, state and foreign securities laws or, in the opinion of the Company’s counsel, such offer, sale or other disposition is exempt from registration thereunder. Employee agrees that he or she will not offer, sell or otherwise dispose of any Option Shares in any manner which would: (i) require the Company to file any registration statement (or similar filing under applicable securities law) with the Securities and Exchange Commission or to amend or supplement any such filing or (ii) violate or cause the Company to violate the Securities Act, the rules and regulations promulgated thereunder or any other applicable U.S. or local securities law. Employee further understands that the certificates for any Option Shares which Employee purchases will bear the legend set forth in the Plan or such other legends as the Company deems necessary or desirable in connection with the Securities Act or other rules, regulations or laws.
          (f) Limited Transferability of the Option. The Option granted hereunder is personal to Employee and is not transferable by Employee except pursuant to the laws of descent or distribution and pursuant to the Plan. Only Employee or his or her legal guardian or representative may exercise the Option granted hereunder.
     3. Responsibility for Taxes. Regardless of any action taken by the Company or Employee’s employer (the “Employer”) with respect to any and all income tax, social insurance, payroll tax, payment on account, employment or other tax-related withholding (the “Tax-Related Items”), Employee acknowledges that the ultimate liability for all Tax-Related Items legally due by Employee is and remains his or her responsibility and that the Company and/or the Employer (i) make no representations or undertakings regarding the treatment of any Tax-Related Items in connection with any aspect of the Option, including the grant, vesting, exercise, assignment, release or cancellation of the Option, the subsequent sale of Common Stock acquired pursuant to such exercise, or the receipt of any dividends and (ii) do not commit to structure the terms of the grant or any other aspect of the Option to reduce or eliminate Employee’s liability for Tax-Related Items.
     Prior to the relevant taxable event, Employee shall pay or make adequate arrangements satisfactory to the Company and/or the Employer to satisfy all withholding obligations of the Company and/or the Employer. In this regard, Employee authorizes the Company and/or the Employer, at their discretion, to satisfy the obligations with regard to all applicable Tax-Related Items legally payable by one or a combination of the following methods: (1) withholding Employee’s wages or other cash compensation paid to Employee by the Company and/or the Employer; (2) withholding from the proceeds of the sale of Option Shares acquired upon exercise of the Option; (3) selling or arranging for the sale of Option Shares acquired upon exercise of the Option (on Employee’s behalf and at his or her direction pursuant to this authorization); or (4) withholding in Option Shares, provided that only the amount of shares of Common Stock necessary to satisfy the minimum amount of Tax-Related Items is withheld or such other amount that does not trigger adverse accounting consequences. For these purposes, the fair market value of the Option Shares to be withheld shall be determined on the date that Tax-Related Items are to be determined. If the obligation of Tax-Related Items is satisfied by reducing the number of Option Shares issuable upon exercise of the Option, Employee is deemed (for tax purposes) to have been issued the full number of Option Shares subject to the Option, notwithstanding that a number of the Option Shares is held back solely for the purpose of paying the Tax-Related Items due as a result of any aspect of the Option.

     Finally, Employee shall pay to the Company or the Employer any amount of the Tax-Related Items that the Company or the Employer may be required to withhold as a result of Employee’s participation in the Plan or Employee’s purchase of Option Shares that cannot be satisfied by the means previously described. The Company or the Employer may refuse to honor the exercise of the Option and shall have no obligation to deliver Option Shares until Employee has satisfied the obligations in connection with the Tax-Related Items as described in this section.
     4. Employee’s Representations. In addition to the acknowledgments set forth in Section 13 of the Plan, employee hereby represents and warrants as follows:
          (a) the execution, delivery and performance of this Agreement by Employee does not and will not conflict with, breach, violate or cause a default under any contract, agreement, instrument, order, judgment or decree to which Employee is a party or by which he or she is bound;
          (b) except as disclosed to the Company in writing, Employee is not a party to or bound by any employment agreement, non-compete agreement or confidentiality agreement with any other person or entity (other than the Company or any of its Affiliates);
          (c) upon the execution and delivery of this Agreement by the Company, this Agreement shall be the valid and binding obligation of Employee, enforceable in accordance with its terms; and
          (d) Employee has consulted with (or has had an opportunity to consult with) independent legal counsel regarding his or her rights and obligations under this Agreement (including, without limitation, the Plan) and that he or she fully understands the terms and conditions contained herein and therein.
     5. Nature of Grant. By entering into this Agreement and accepting the Option evidenced hereby, Employee further acknowledges that:
          (a) the Plan is established voluntarily by the Company, it is discretionary in nature and may be modified, amended, suspended or terminated by the Company at any time, unless otherwise provided in the Plan and this Agreement;
          (b) the grant of the Option is voluntary and occasional and does not create any contractual or other right to receive future grants of Options, or benefits in lieu of Options, under the Plan or any other compensation plan the Company has adopted or may adopt, even if Options have been granted repeatedly in the past;
          (c) all decisions with respect to future Options, if any, will be at the sole discretion of the Committee;
          (d) Employee is voluntarily participating in the Plan;
          (e) the Option is an extraordinary item which does not constitute compensation of any kind for services of any kind rendered to the Company, the Employer or any Subsidiary retaining Employee and which is outside the scope of Employee’s employment contract, if any;
          (f) the Option is not part of normal or expected compensation or salary for any purpose, including, but not limited to, calculating any severance, resignation, termination, redundancy, end-of-service payments, bonuses, long-service awards, pension, welfare or retirement benefits or similar payments;
          (g) in the event that Employee is not an employee of the Company or any Subsidiary, the grant of an Option will not be interpreted to form an employment contract or relationship with the Company; and furthermore, the Option will not be interpreted to form an employment contract with the Employer, the Company or any Subsidiary;
          (h) the future value of the underlying Common Stock is unknown and cannot be predicted with certainty;
          (i) if the underlying Common Stock does not increase in value, the Option will have no value;
          (j) if Employee exercises the Option and obtains Option Shares, the value of the Option Shares acquired upon exercise may increase or decrease in value, even below the Option Price;
          (k) in consideration of the grant of the Option, no claim or entitlement to compensation or damages arises from termination of the option or diminution in value of the Option or Option Shares purchased through exercise of the Option resulting from termination of Employee’s employment or service relationship by the Company or the Employer or by any Subsidiary retaining Employee (for any reason whether or not in breach of applicable labor laws) and Employee irrevocably releases the Company, the Employer or the Subsidiary retaining him or her from any such claim that may arise; if, notwithstanding the foregoing, any such claim is found by a court of competent jurisdiction to have arisen then, by signing this Agreement, Employee shall be deemed irrevocably to have waived his or her entitlement to pursue such a claim;
          (l) notwithstanding any terms or conditions of the Plan or this Agreement to the contrary, in the event of involuntary termination of Employee’s employment (whether or not in breach of local labor laws), Employee’s right to receive Options that become exercisable under the Plan, if any, will terminate effective as of the date that Employee is no longer actively employed and will not be extended by any notice period mandated under local law (e.g., active employment would not include a period of “garden leave” or similar period pursuant to local law); furthermore, in the event of involuntary termination of Employee’s employment (whether or not in breach of local labor laws), his of her right to receive Option Shares pursuant to the exercise of the Option after termination of employment, if any, will be measured by the date of termination of Employee’s active employment; the Committee shall have the exclusive discretion to determine when Employee is no longer actively employed for purposes of the Option;

          (m) it is Employee’s sole responsibility to investigate and comply with any applicable exchange control laws in connection with the issuance and delivery of Option Shares pursuant to the exercise of the Option;
          (n) the Company, the Employer or the Subsidiary retaining Employee are not providing any tax, legal or financial advice, nor are the Company, the Employer or the Subsidiary retaining Employee making any recommendations regarding Employee’s participation in the Plan or his or her acquisition or sale of the Option Shares; and
          (o) Employee is hereby advised to consult with his or her own personal tax, legal and financial advisors regarding Employee’s participation in the Plan before taking any action related to the Plan.
     6. Data Privacy. Employee hereby explicitly and unambiguously consents to the collection, use and transfer, in electronic or other form, of Employee’s personal data as described in this document by and among, as applicable, the Employer, the Company and any Subsidiary for the exclusive purpose of implementing, administering and managing Employee’s participation in the Plan.
     Employee understands that the Employer, the Company and any Subsidiary of the Company hold certain personal information about Employee, including, but not limited to, his or her name, home address and telephone number, date of birth, social insurance number or other identification number, salary, nationality, job title, any shares or directorships held in the Company, details of all Options or any other entitlement to Options awarded, canceled, exercised, vested, unvested or outstanding in Employee’s favor, as the Employer, the Subsidiary retaining Employee and/or the Company deems necessary for the purpose of implementing, administering and managing the Plan (“Data”).
     Employee acknowledges and understands that Data may be transferred to any broker as designated by the Company and any third parties assisting in the implementation, administration and management of the Plan, that these recipients may be located in Employee’s country or elsewhere (e.g., the U.S.), and that the recipient’s country may have different data privacy laws and protections than Employee’s country. Employee understands that he or she may request a list with the names and addresses of any potential recipients of the Data by contacting his or her local human resources representative. Employee authorizes the recipients to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing Employee’s participation in the Plan, including any requisite transfer of such Data as may be required to a broker or other third party with whom Employee may elect to deposit any Common Stock acquired upon exercise of the Option. Employee understands that Data will be held only as long as is necessary to implement, administer and manage Employee’s participation in the Plan. Employee understands that he or she may, at any time, view Data, request additional information about the storage and processing of Data, require any necessary amendments to Data or refuse or withdraw the consents herein, in any case without cost, by contacting in writing his or her local human resources representative. Employee understands, however, that refusing or withdrawing his or her consent may affect his or her ability to exercise or realize benefits from the Option or otherwise participate in the Plan. For more information on the consequences of Employee’s refusal to consent or withdrawal of consent, Employee understands that he or she may contact his or her local human resources representative.
     7. Notices. Any notices required or permitted under this Agreement or the Plan will be delivered in accordance with the requirements of the Plan.
     8. Third Party Beneficiaries; Successors and Assigns. The parties hereto acknowledge and agree that the Investors are third party beneficiaries of this Agreement and the Plan. Except as otherwise provided herein, this Agreement and the Plan shall bind and inure to the benefit of and be enforceable by Employee, the Company, the Investors and their respective heirs, successors and assigns (including subsequent holders of Employee Shares); provided that the rights and obligations of Employee under this Agreement and the Plan shall not be assignable except in connection with a permitted transfer of Employee Shares in accordance with the Plan.
     9. Complete Agreement. This Agreement and the Plan and the other documents referred to herein and therein embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way.
     10. No Strict Construction. The language used in this Agreement shall be deemed to be the language chosen by the parties hereto to express their mutual intent, and no rule of strict construction shall be applied against any party.
     11. Counterparts. This Agreement may be executed in separate counterparts, each of which may be delivered via facsimile and is deemed to be an original, and all of which taken together constitute one and the same agreement.
     12. Governing Law. This Agreement will be subject to the Governing Law provisions of the Plan as if fully set forth in this Agreement. For purposes of litigating any dispute that arises directly or indirectly under the Plan or this Agreement, the parties hereby submit to and consent to the jurisdiction of the State of Utah, and agree that such litigation will be conducted in the courts of Salt Lake County, Utah or the federal courts for the United States for the United States District Court for the District of Utah, and no other courts, where this Option is made and/or to be performed.
     13. Severability. If all or any part of this Agreement or the Plan is declared by any court or governmental authority to be unlawful or invalid, such unlawfulness or invalidity shall not invalidate any portion of this Agreement or the Plan not declared to be unlawful or invalid. Any section of this Agreement (or part of such a section) so declared to be unlawful or invalid shall, if possible, be construed in a manner that will give effect to the terms of such section or part of a section to the fullest extent possible while remaining lawful and valid.
     14. Electronic Delivery. The Company may, in its sole discretion, decide to deliver any documents related to Options granted under the Plan, or Option Shares purchased under the Plan, or participation in the Plan or future options that may be granted under the Plan by electronic means or request Employee’s consent to participate in the Plan by electronic means. Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through any on-line or electronic system established and maintained by the Company or another third party designated by the Company.
     15. Remedies. Each of the parties to this Agreement will be entitled to any of the remedies specified in the Plan.
     16. Amendment and Waiver. The provisions of this Agreement may be amended or waived only with the prior written consent of the Board and Employee, and no course of conduct or failure or delay in enforcing the provisions of this Agreement shall affect the validity, binding effect or enforceability of this Agreement.
     17. Tax Treatment. Neither party makes any representations or warranties to the other party with respect to the tax treatment of the transactions contemplated hereby.
     18. Language. If Employee has received this Agreement or any other document related to the Plan translated into a language other than English and if the translated version is different than the English version, the English version will control unless otherwise prescribed by local law.
     19. Appendix. Notwithstanding any provision in this Agreement or the Plan to the contrary, the Option shall be subject to the special terms and provisions set forth in the Appendix to this Agreement for Employee’s country of residence, if any.
* * * * *

     IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first written above.

GENERATIONS HOLDING, INC.

By:

Timothy Sullivan President

EMPLOYEE:

[NAME]
Generations Holding, Inc.
Signature Page to Stock Option Agreement re [NAME]

APPENDIX
GENERATIONS HOLDING, INC.
SPECIAL PROVISIONS OF STOCK OPTION AWARDS
IN CERTAIN COUNTRIES
This Appendix includes additional country-specific terms that apply to residents in countries listed below. This Appendix is part of the Agreement. Unless otherwise provided below, capitalized terms used but not defined herein shall have the same meanings assigned to them in the Plan and the Agreement.
This Appendix also includes information regarding exchange controls and certain other issues of which Employee should be aware with respect to Employee’s participation in the Plan. The information is based on the securities, exchange control and other laws in effect in the respective countries as of March 2008. Such laws are often complex and change frequently. As a result, the Company strongly recommends that Employee does not rely on the information noted herein as the only source of information relating to the consequences of his or her participation in the Plan because the information may be out of date at the time Employee exercises the Option or sells Option Shares acquired under the Plan.
In addition, the information is general in nature and may not apply to Employee’s particular situation, and the Company is not in a position to assure Employee of any particular result. Accordingly, Employee is advised to seek appropriate professional advice as to how the relevant laws in Employee’s country may apply to his or her situation.
Note that if Employee is a citizen or resident of a country other than the country in which Employee is working, the information contained in this Appendix may not be applicable to Employee.
Australia
Securities Information
If Employee acquires Option Shares pursuant to the Option and Employee offers the Option Shares for sale to a person or entity resident in Australia, Employee’s offer may be subject to disclosure requirements under Australian law. Employee should obtain legal advice on his or her disclosure obligations prior to making any such offer.
France
Language Disclaimer
By signing and returning this Agreement, Employee confirms having read and understood the documents relating to the Plan (Plan and Agreement), which were provided to Employee in English. Employee accepts the terms of the documents accordingly.

En signant et renvoyant ce contrat « Agreement », le Bénéficiaire confirme ainsi avoir lu et compris les documents relatifs au Plan (Plan et ce contrat « Agreement ») qui lui ont été communiqués en langue anglaise. Il en accepte les termes en connaissance de cause.
Italy
Data Privacy Consent
This section supplements Section 6 of the Agreement.
Pursuant to Legislative Decree no. 196/2003, the Controller of personal data processing is Generations Holding, Inc., with registered offices at 360 West 4800 North, Provo, Utah, 84604, United States of America, and its Representative in Italy for privacy purposes is: The Generations Network s.r.l. with its registered offices in Piazza di Pietra, 26, 00186 Roma, Italy.
Employee understands that Data processing related to the purposes specified above shall take place under automated or non-automated conditions, anonymously when possible, that comply with the purposes for which Data is collected and with confidentiality and security provisions as set forth by applicable laws and regulations, with specific reference to Legislative Decree no. 196/200.
The processing activity, including the communication and transfer of Employee’s Data abroad, including outside of the European Union, as herein specified and pursuant to applicable laws and regulations, does not require Employee’s consent thereto as the processing is necessary for the performance of contractual obligations related to the implementation, administration and management of the Plan. Employee understands that the use of his or her Data will be minimized where it is not necessary for the implementation, administration and management of the Plan. Employee further understands that, pursuant to Section 7 of the Legislative Decree no. 196/2003, Employee has the right to, including but not limited to, access, delete, update, ask for rectification of his or her Data and stop, for legitimate reason, the Data processing. Furthermore, Employee is aware that his or her Data will not be used for direct marketing purposes.
Terms of Grant
By accepting the Option, Employee acknowledges that he or she has received a copy of the Plan, reviewed the Plan, the Agreement and this Appendix in their entirety and fully understands and accepts all provisions of the Plan, the Agreement and this Appendix.
In addition, Employee further acknowledges that he or she has read and specifically and expressly approves without limitation the following clauses in the Agreement: Section 3 (Responsibility for Taxes); Section 4 (Employee’s Representations); Section 5 (Nature of Grant); Section 6 (Data Privacy); Section 9 (Complete Agreement); Section 12 (Governing Law); Section 13 (Severability); Section 14 (Electronic Delivery); Section 18 (Language); and Section 19 (Appendix).

United Kingdom
Responsibility for Taxes
This provision supplements Section 3 of the Agreement.
If payment or withholding of the Tax-Related Items is not made within 90 days of exercise of the Option (the “Due Date”) or such other period specified in Section 222(1)(c) of the U.K. Income Tax (Earnings and Pensions) Act 2003, and assuming Employee is not a director or executive officer of the Company (within the meaning of Section 13(k) of the Exchange Act), the amount of any uncollected Tax-Related Items will constitute a loan owed by Employee to the Employer, effective on the Due Date. Employee agrees that the loan will bear interest at the HM Revenue and Customs official rate of interest and will be immediately due and repayable, and that the Company or the Employer may recover it at any time thereafter by any of the means specified in Section 3 of the Agreement. Notwithstanding the foregoing, in the event that Employee is a director or executive officer and Tax-Related Items are not collected from or paid by Employee by the Due Date, the amount of any uncollected Tax-Related Items may constitute a benefit to Employee on which additional income tax and National Insurance Contributions may be payable; in this case, Employee agrees that the Company and/or the Employer may collect any income tax and National Insurance Contributions due on this additional benefit from Employee by any of the means referred to in Section 3 of the Agreement.
Joint Election
As a condition to exercising the Option, Employee acknowledges and agrees that Employee shall be liable for the Secondary Class 1 National Insurance Contributions which may be payable by the Company or the Employer (or by any successor to the Company or the Employer) with respect to the acquisition of Option Shares pursuant to the Option, the assignment or release of the Option for consideration, or the receipt of any other benefit in connection with the Option and that liability for the Secondary Class 1 National Insurance Contribution payments shall be transferred to Employee to the fullest extent permitted by law. To accomplish the foregoing, Employee agrees to make an election, in the form specified and/or approved for such election by HM Revenue and Customs, that the liability for the Secondary Class 1 National Insurance Contribution payments on any such gains shall be transferred to Employee (the “Election”). Employee further agrees to execute such other elections as may be required between Employee and any successor to the Company and/or the Employer. Employee hereby authorizes the Company and the Employer to withhold such Secondary Class 1 National Insurance Contributions by any of the means set forth in Section 3 of the Agreement. If Employee does not make an Election, this Option shall, without any liability to the Company or the Employer, not be exercisable.